Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Services—Experts” and “Services—Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated April 29, 2010, with respect to the financial statements of Symetra Separate Account SL and (2) dated April 16, 2010, with respect to the statutory-basis financial statements and schedules of Symetra Life Insurance Company, in Post-Effective Amendment No. 8 to the Registration Statement (Form N-6, No. 333-136776) of Symetra Separate Account SL and related prospectuses of the Complete Advisor Individual Flexible Premium Variable Life Insurance Policy and Complete Individual Flexible Premium Variable Life Insurance Policy dated May 1, 2010.

/s/ Ernst & Young LLP

Seattle, Washington

April 29, 2010